UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐    Preliminary Proxy Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐    Definitive Proxy Statement

☒    Definitive Additional Materials

☐    Soliciting Material Pursuant to §240.14a-12

Sharecare, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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255 East Paces Ferry Road NE Suite 700
Atlanta, GA 30305

May 31, 2024

EXPLANATORY NOTE

On April 29, 2024, Sharecare, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Proxy Statement”) relating to the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 13, 2024, at 10:00 a.m., Eastern Time.

This supplement to the Proxy Statement (the “Supplement”) is being filed solely to correct an inadvertent error with respect to the description of the voting standard for Proposal 2 (the “Reverse Stock Split Proposal”) on page 58 of the Proxy Statement to reflect that an abstention will have the effect of a vote against the Reverse Stock Split Proposal.

Specifically, the table on page 58 under the heading “What Votes are Required to Approve Each of the Proposals?” is amended and restated as follows:

	Proposal(1)	Stockholder Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes(2)
	Election of Class III Directors	Plurality	No effect	No effect
	Approval of an amendment to our Fourth Amended and Restated Certificate of Incorporation to authorize our Board of Directors to effect a reverse stock split of all of the outstanding shares of our Common Stock at a ratio in the range of 1-for-5 to 1-for-20, with the final decision of whether to proceed with the reverse stock split and the exact ratio and timing of the reverse split to be determined by our Board of Directors, in its discretion, following stockholder approval (if obtained), but no later than the first anniversary of the Annual Meeting, and a reduction authorized shares or our Common Stock.	Majority of outstanding capital stock	Vote against	No Effect
	Ratification of the selection of Ernst & Young LLP as our independent public accounting firm	Majority of votes cast	No effect	There will be no broker non-votes

(1)	With regard to Proposal 1, stockholders may vote their shares “FOR” any or all of the nominees for director or may “WITHHOLD” their vote with respect to any or all of the nominees. With regard to Proposal 2 and 3, stockholders may vote “FOR” or “AGAINST” the proposal or may “ABSTAIN” from voting with regard to each proposal. A plurality vote is required for the election of directors, which means that the nominees receiving the highest number of “FOR” votes will be elected. “WITHHOLD” votes will have no effect on the election of the nominees in Proposal 1 because they are not considered votes cast for the foregoing purpose.
(2)	A “broker non-vote” occurs when a broker holding shares for a street name holder submits a valid proxy but does not vote on a particular proposal because the broker has not received voting instructions from the stockholder for whom it is holding shares and does not have discretionary authority to vote on the matter. The question of whether your broker will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Although our common stock is listed with Nasdaq, the NYSE regulates broker-dealers and their discretion to vote on stockholder proposals. Under the NYSE rules applicable to brokers and other similar organizations that are subject to NYSE rules, such organizations may use their discretion to vote your “uninstructed shares” with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. Under such rules and interpretations, non-routine matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Broker non-votes will have no effect on Proposal 1 because broker non-votes are not considered a vote cast for purposes of determining a plurality. We expect that Proposal 2 will be considered a “routine” matter, and therefore we believe your broker may vote your shares without instructions from you. Accordingly, we do not expect there to be any broker non-votes on Proposal 2. Ultimately, whether a proposal is “routine” or “non-routine” remains subject to the final determination of the NYSE. Brokers will have discretionary authority to vote on Proposal 3, so there will be no broker non-votes.

This Supplement should be read in conjunction with the Proxy Statement. Except as specifically amended or supplemented by the information contained herein, this Supplement does not otherwise modify, amend or supplement the Proxy Statement, and the information contained in the Proxy Statement should be considered in voting your shares. If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. Capitalized terms used but not defined herein have the meanings set forth in the Proxy Statement.